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Exhibit 5

                                 August 2, 2002

Neose Technologies, Inc.
102 Witmer Road
Horsham, PA  19044

         Re:  Registration Statement on Form S-8 relating to the
              Neose Technologies, Inc. Amended and Restated 1995 Stock Option/Stock Issuance Plan; Neose Technologies, Inc. Employee Stock Purchase Plan; and Non-Qualified Stock Option Agreement with C. Boyd Clarke

Dear Sir/Madam:

         Reference is made to a Registration Statement on Form S-8 of Neose Technologies, Inc. (the "Company") which is being filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

         The Registration Statement covers an aggregate of 1,687,520 shares of Common Stock, $.01 par value, of the Company (the "Shares"), 1,150,000 of which are issuable by the Company pursuant to awards available for grant under the Company's Amended and Restated 1995 Stock Option/Stock Issuance Plan, as amended (the "1995 Plan"), 50,000 of which are available for issuance by the Company pursuant to the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") and 487,520 of which are issuable upon exercise of a Non-Qualified Stock Option granted to C. Boyd Clarke (the "Option Agreement").

         We have examined the Registration Statement, including the exhibits thereto, the Company's Second Amended and Restated Certificate of Incorporation and By-Laws as currently in effect, the 1995 Plan, the Stock Purchase Plan, the Option Agreement and such other documents as we have deemed appropriate. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

         Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the 1995 Plan and any underlying option award agreements or letters, the Stock Purchase Plan or the Option Agreement will be validly issued, fully paid and non-assessable.

         Our opinion is limited to the General Corporation Law of the State of Delaware, as amended, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal securities laws each as in effect on the date hereof.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.


                                           Sincerely,

                                           /s/ PEPPER HAMILTON LLP